UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 21, 2007
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95742

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 21, 2007, GenCorp Inc. (“GenCorp” or the “Company”) entered into an amended and restated $280 million credit facility (the “Facility”) with a syndicate of lenders. The Facility was arranged by Wachovia Capital Markets, LLC, and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners. Wachovia Bank, National Association, acts as Administrative Agent for the Facility, with JP Morgan Chase Bank, N.A. as Syndication Agent.
The Facility provides for an $80 million revolving credit facility maturing on June 21, 2012, and a $200 million credit-linked facility maturing on April 30, 2013. The credit-linked facility consists of a $75 million term loan sub-facility and a $125 million letter of credit sub-facility. The interest rate on the revolving credit facility is LIBOR plus 225 basis points per annum, subject to adjustment downwards if leverage is reduced, and the interest rate on the term loan is LIBOR plus 225 basis points per annum. Letters of credit under the credit-linked facility will be charged a fee of 225 basis points per annum plus a fronting fee of 10 basis points per annum plus other charges customarily applicable to facilities of this type. The revolver has an unused commitment fee of 50 basis points per annum, subject to adjustment downwards if leverage is reduced.
The Company’s obligations under the Facility are secured by a substantial portion of the Company’s real property holdings and substantially all of the Company’s other assets, including the stock and assets of its material domestic subsidiaries that are guarantors of the facility. The Company is subject to certain limitations including the ability to: incur additional debt, sell assets, release collateral, retain proceeds from asset sales and issuances of debt or equity, make certain investments and acquisitions, grant additional liens, and make restricted payments.
The Company is also subject to maximum total leverage and minimum interest coverage covenants throughout the term of the Facility, for the period ending August 31, 2007 and measured at each fiscal quarter end through the maturity of the Facility. For fiscal 2007 through 2009 the financial covenants are: a maximum total leverage ratio of 5.75 to 1.00 and a minimum interest coverage ratio of 2.25 to 1.00. For fiscal 2010 and beyond the maximum total leverage ratio will be 5.50 to 1.00 and the minimum interest coverage ratio will remain at 2.25 to 1.00. The Facility is subject to customary events of default, the occurrence of which could lead to an acceleration of the Company’s obligations thereunder.
The Facility amends and restates the Company’s existing senior credit facility effective as of June 21, 2007.
Each of Wachovia Bank, National Association; and JPMorgan Chase Bank, is a lender under the Facility. Each of Wachovia Capital Markets, LLC, an affiliate of Wachovia Bank; and J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank was an underwriter of the public offering of 8,625,000 shares of the Company’s common stock, which closed on November 23, 2004. Some of the lenders or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.

Item 1.02 Termination of a Material Definitive Agreement.
On June 21, 2007, the Company amended and restated its $180 million senior credit facility evidenced by the Credit Agreement dated as of December 6, 2004 as subsequently amended from time to time (the “Former Facility”) among the Company, as the Borrower, and a syndicate of lenders. The Former Facility was arranged by Wachovia Capital Markets, LLC, as Co-Lead Arranger and Sole Book Runner, and The Bank of Nova Scotia, as Co-Lead Arranger. Wachovia Bank, National Association, acted as Administrative Agent for the Facility, with The Bank of Nova Scotia as Syndication Agent, and JPMorgan Chase Bank and The Bank of New York as Documentation Agents. Some of the lenders under the Former Facility or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.
At the time it was originally entered into, the Former Facility provided for an $80 million revolving credit facility maturing on December 6, 2009, and a $100 million credit-linked facility maturing on December 6, 2010. The credit-linked facility consisted of a $25 million term loan sub-facility and a $75 million letter of credit sub-facility. The Company’s obligations under the Former Facility were secured by a substantial portion of the assets of GenCorp, including the stock and assets of its material domestic subsidiaries who were guarantors of the Former Facility. Under the Former Facility, the Company was subject to certain limitations including the ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; and make restricted payments. The Company was also subject to financial covenants, which included an interest coverage ratio, a leverage ratio, a senior leverage ratio, and a fixed charge coverage ratio.
The Former Facility was amended and restated with the $280 million Facility, the terms of which are described in Item 1.01 above.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 21, 2007, GenCorp entered into an amended and restated $280 million credit facility with a syndicate of lenders, the terms of which are described in Item 1.01 above.
Item 7.01. Regulation FD Disclosure.
Attached hereto as Exhibit 99.1 and incorporated herein by reference is the text of GenCorp’s press release issued on June 21, 2007, in which GenCorp announced that it entered into an amended and restated $280 million credit facility with a syndicate of lenders.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	GenCorp Inc.’s press release dated June 21, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney
Title:	Senior Vice President,
General Counsel and Secretary
Dated: June 22, 2007